Exhibit 99.2
FOR IMMEDIATE RELEASE
Press Contact:
Sherry Lowe
BUSINESS OBJECTS
408/953-6038
sherry.lowe@businessobjects.com
Erin McCabe
EASTWICK COMMUNICATIONS
650/480-4016
erin@eastwick.com
BUSINESS OBJECTS CLOSES ACQUISITION OF SRC SOFTWARE
Acquisition Adds Financial Planning, Budgeting and Consolidation Capabilities to Industry’s Leading
Business Intelligence Platform
SAN JOSE, Calif. and PARIS — August 24, 2005 — Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code: FR0004026250 — BOB), the world’s leading provider of business intelligence (BI) solutions, today announced it has closed the acquisition of SRC Software, a leading vendor of financial planning and performance management software.
“The business intelligence market is evolving very quickly — it is moving from tactical to strategic, from departmental to enterprise-wide, and is increasingly metrics and performance management driven. We believe that the SRC Software acquisition is consistent with our strategy to be the leading provider of business intelligence to the enterprise, as well as to develop a stronger and more strategic relationship with our customers,” said Bernard Liautaud, chairman and CEO of Business Objects. “We believe that the acquisition of SRC Software will enable Business Objects to become the only BI vendor that can offer customers the entire spectrum of BI capabilities. We anticipate that these broad BI capabilities will enable strategic performance management solutions that go beyond finance to include an entire organization, taking our customers to new levels of performance.”
The acquisition was an all cash transaction of approximately $100 million US for all outstanding shares of SRC Software, and will be accounted for under the purchase method of accounting. We expect the transaction to be accretive to Business Objects on both a US GAAP and pro forma basis beginning in the first quarter of 2006.
By acquiring SRC Software, Business Objects obtains industry leading financial planning and performance management products, which offer integrated budgeting, planning, forecasting, consolidations, productivity measurement, and reporting systems. Today more than 1,200 customers worldwide use these products to improve overall performance. Prior to the acquisition, SRC Software was a Business Objects technology partner, offering industry leading solutions for strategic planning, forecasting, capital planning, budgeting, sales and compensation planning, and consolidations. As a result of this partnership, the SRC Software performance management products are already integrated with BusinessObjects™ XI, allowing extreme insight for all departments and functional areas on the industry’s most trusted platform. Additionally, as a result of this product integration, users can seamlessly integrate with Microsoft Office in order to unlock the power of business intelligence and planning information to drive new levels of performance.
Tom Malone, former CEO of SRC Software, has been named the group vice president and general manager of the Business Objects planning business unit, reporting to Bernard Liautaud, chairman and CEO of Business Objects.
Forward Looking Statements
This document contains forward-looking statements that involve risks and uncertainties concerning Business Objects, including the company’s strategy, the company’s expectations regarding its acquisition of SRC Software, and the company’s post-acquisition integration plans. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, fluctuations in the company’s quarterly operating results; the company’s ability to sustain or increase its profitability; the company’s ability to attract and retain customers for BusinessObjects XI; the company’s ability to issue new releases of BusinessObjects XI on other platforms; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; risks related to the company’s purchase and integration of SRC Software, Inc.; the introduction of new products by competitors or the entry of new competitors into the markets for Business Objects’ products; the impact of the pricing of competing technologies; the company’s ability to preserve its key strategic relationships; the company’s reliance upon selling products only in the Business Intelligence software market; and economic and political conditions in the US and abroad. More information about potential factors that could affect Business Objects’ business and financial results is included in Business Objects’ Form 10-K for the year ended December 31, 2004 and Business Objects’ Form 10-Q for the quarter ended June 30, 2005, each of which are on file with the SEC and available at the SEC’s website at www.sec.gov. Business Objects is not obligated to undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this document.
About Business Objects
Business Objects is the world’s leading business intelligence (BI) software company. With more than 30,000 customers worldwide, including over 80 percent of the Fortune 500, Business Objects helps organizations gain better insight into their business, improve decision making, and optimize enterprise performance. The company’s business intelligence platform, BusinessObjects™ XI, offers the BI industry’s most complete and trusted platform for performance management, planning, reporting, query and analysis, and data integration. BusinessObjects XI includes Crystal Reports®, the industry standard for enterprise reporting. Business Objects has also built the industry’s strongest and most diverse partner community, and the company offers consulting and education services to help customers effectively deploy their business intelligence projects.
Business Objects has dual headquarters in San Jose, Calif., and Paris, France. The company’s stock is traded on both the Nasdaq (BOBJ) and Euronext Paris (ISIN: FR0004026250 — BOB) stock exchanges. More information about Business Objects can be found at www.businessobjects.com.
# # #
Business Objects and the Business Objects logo, BusinessObjects, WebIntelligence, Crystal Reports, Crystal Enterprise, Crystal Analysis, RapidMarts, and BusinessQuery are trademarks or registered trademarks of Business Objects S.A. or its affiliated companies in the United States and/or other countries. All other names mentioned herein may be trademarks of their respective owners.